U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the Securities  Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Houseweart              George                 W.
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   (Last)                  (First)             (Middle)

         80 Arkay Drive, P.O. Box 18047
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                          (Street)

   Hauppauge                 NY                11788
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   (City)                  (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

    Standard Microsystems Corporation (SMSC)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

    05/00

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

    Senior Vice President and General Counsel

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7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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

 1. Title of     2. Transactions   3. Transaction   4. Securities Acquired (A)   5. Amount of       6. Ownership    7. Nature of
    Security        Date              Code             or Disposed of (D)           Securities         Form:           Indirect
                    (mm/dd/yy)        (Instr. 8)       (Instr. 3, 4, and 5)         Beneficially       Direct (D)      Beneficial
                                      ----------               (A)                  Owned at End       Indirect (I)    Ownership
                                      Code V           Amount   or    Price         of Month           (Instr. 4)      (Instr. 4)
                                                               (D)                  (Instr. 3 and 4)
----------------------------------------------------------------------------------------------------------------------------------

Common Stock      05/04/00            M                2,818     A     $9.000                           D
----------------------------------------------------------------------------------------------------------------------------------
Common Stock      05/04/00            F                2,018     D       --         50,932              D
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                                                                                    14,487              I               By Trust*
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                                                                                     1,000              I               By Wife
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

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                         (Over)

(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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

                        2.                                  5.
                        Conver-                             Number of
                        Sion                                Derivative
                        or                                  Securities          6.
                        Exer-      3.         4.            Acquired (A)        Date Exercisable
                        Cise       Trans-     Trans-        or Disposed         and Expiration Date
1.                      of         action     action        of (D)              (Month/Day/Year)
Title of                Deriv-     Date       Code          (Instr. 3,          --------------------
Derivative              ative      (Month/    (Instr.8)     4 and 5)            Date        Expira-
Security                Secur-     Day/       ---------     ------------        Exer-       tion
(Instr. 3)              ity        Year)      Code    V     (A)  or  (D)        cisable     Date
-----------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)          $9.000     05/04/00    M                      2,818     05/05/96**  05/05/00
-----------------------------------------------------------------------------------------------------


7.                                      9.              10.
Title and Amount of                     Number of       Ownership
Underlying Securities                   Derivative      Form of         11.
(Instr. 3 and 4)           8.           Securities      Derivative      Nature of
-----------------------    Price of     Beneficially    Security:       Indirect
              Amount or    Derivative   Owned at        Direct (D) or   Beneficial
              Number of    Security     End of Month    Indirect (I)    Ownership
Title         Shares       (Instr. 5)   (Instr. 4)      (Instr. 4)      (Instr. 4)
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
Common Stock   2,818        --           0               D
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

Explanation of Responses:

*  Held in issuer's Incentive Savings and Retirement Plan as of 05/31/00.

** Option became exercisable in four equal annual installments, the first occurring on the date shown.

        /s/ George W. Houseweart                    05/31/00
----------------------------------            -----------------------
  **Signature of Reporting Person                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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